Execution Copy

SALE AND CONTRIBUTION AGREEMENT

among

FIRST LOOK SPV LLC,

as Purchaser,

and

FIRST LOOK STUDIOS, INC.,

as Seller

Dated as of June 14, 2006

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. SECTION 1.02. SECTION 1.03.	Definitions Computation of Time Periods Rules of Construction	Page 1 7 7

ARTICLE II

Contribution and Transfer of Media Assets

SECTION 2.01. SECTION 2.02. SECTION 2.03.	Contribution and Transfer of Media Assets Purchase Price; Payment of Purchase Price Rescission	8 11 11

ARTICLE III

Conditions Precedent

SECTION 3.01. SECTION 3.02.	Conditions Precedent to the Purchaser's Initial Purchase of Transferred Media Assets Conditions Precedent to All of the Purchaser's Purchases of Transferred Media Assets	12 13

ARTICLE IV

Representations and Warranties of the Seller

SECTION 4.01. SECTION 4.02. SECTION 4.03. SECTION 4.04. SECTION 4.05. SECTION 4.06. SECTION 4.07. SECTION 4.08. SECTION 4.09. SECTION 4.10. SECTION 4.11. SECTION 4.12. SECTION 4.13.	Organization and Good Standing
Due Qualification
Power and Authority
Binding Obligation
No Violation
No Proceedings
Approvals
Financial Condition
Intellectual Property
No Fraudulent Transfer
No Purchase Termination Event
The Media Assets
Certain Agreements	14 14 15 15 15 15 16 16 16 16 16 16 18

ARTICLE V

Representations and Warranties of the Purchaser

SECTION 5.01. SECTION 5.02. SECTION 5.03. SECTION 5.04. SECTION 5.05.	Organization and Good Standing Due Qualification Power and Authority Binding Obligation Certain Liabilities	19 19 19 19 19

ARTICLE VI

Covenants of the Seller

SECTION 6.01. SECTION 6.02. SECTION 6.03. SECTION 6.04. SECTION 6.05. SECTION 6.06. SECTION 6.07. SECTION 6.08. SECTION 6.09. SECTION 6.10. SECTION 6.11. SECTION 6.12. SECTION 6.13. SECTION 6.14.	Existence
Delivery of Revenues
Notices
Compliance with Law
Agreements
Integrity of Distribution and Exploitation
No Fraudulent Transfer
Collections
Visitation Rights
Preservation of Separate Existence of the Purchaser
Accounting
Merger or Consolidation of, or Assumption of the Obligations of, the Seller
Recordation of Transfer
Further Assurances	19 20 20 20 20 20 20 20 21 21 23 23 23 23

ARTICLE VII

Covenants of the Purchaser

ARTICLE VIII

Seller Indemnities

ARTICLE IX

Purchase Termination Events

ARTICLE X

The Seller Note

SECTION 10.01. SECTION 10.02. SECTION 10.03.	Issuance of the Seller Note Limitations on the Seller Note Limitation on Dividends	27 27 28

ARTICLE XI

Miscellaneous Provisions

SECTION 11.01.
SECTION 11.02.
SECTION 11.03.
SECTION 11.04.
SECTION 11.05.
SECTION 11.06.
SECTION 11.07.
SECTION 11.08.
SECTION 11.09.
SECTION 11.10.
SECTION 11.11.
SECTION 11.12.
SECTION 11.13.
SECTION 11.14.	Amendment
Protection of Title
Notices
Successors and Assigns
Survival of Agreement
GOVERNING LAW
Entire Agreement
Waivers of Jury Trial
Severability
Separate Counterparts
Headings
Jurisdiction; Consent to Service of Process
No Bankruptcy Petition
Termination	28 28 28 28 29 29 29 29 29 29 30 30 30 30

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F	[Reserved] Form of Transfer Notice Information Tracking System License Agreement Form of Periodic Assignment Agreement Form of Officer’s Certificate Form of Seller Note

Schedule 2.01 Schedule 2.02 Schedule 4.06 Schedule 4.13	Initial Transferred Titles Purchase Price/Capital Contribution Amount Litigation Schedule Distribution Agreements

          SALE AND CONTRIBUTION AGREEMENT, dated as of June 14, 2006, among FIRST LOOK SPV LLC, a Delaware limited liability company (the “Purchaser”), and FIRST LOOK STUDIOS, INC., a Delaware corporation (the “Seller”).

          WHEREAS, the Seller desires to contribute on the Initial Transfer Date to the capital of the Purchaser, all of its right, title and interest to and in certain Media Assets relating to Titles existing on the Initial Transfer Date;

          WHEREAS, the Seller desires to sell to the Purchaser all of its right, title and interest in certain Media Assets relating to Titles existing on the Initial Transfer Date, and certain Media Assets relating to Titles arising during the Transfer Period;

          WHEREAS, the Purchaser desires to accept as a capital contribution all of the Seller’s right, title and interest in the assets to be contributed to the Purchaser hereunder, and to purchase all of the Seller’s right, title and interest in the assets to be transferred to the Purchaser hereunder;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

           SECTION 1.01.      Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms shall have the following meanings:

          “Acquired Film Agreement” means an agreement between the Seller or any Subsidiary of the Seller and any other Person pursuant to which the Seller or any such Subsidiary acquired, or agrees to acquire, certain Media Assets relating to a Title, or an exclusive license to distribute certain Media Assets relating to a Title, from such other Person.

          “Agreement” means this Sale and Contribution Agreement, as amended, restated, supplemented or otherwise modified from time to time.

          “Assumed Expenses” is defined in Section 2.01(d)(i).

          “Capital Contribution Amount” is defined on Schedule 2.02.

          “Co-Financing Agreement” means an agreement among two or more parties, to which the Seller or a Subsidiary of the Seller is a party, that share an obligation to fund or reimburse a portion of the development and/or production costs of a Title in consideration for an interest in such Title and the elements thereof.

          “Completion Bond” means, with respect to an Eligible Title, the completion guaranty agreement (including the principal agreement and standard terms and conditions related thereto and each other agreement executed pursuant to the terms thereof) to which a Completion Guarantor is a party executed for such Eligible Title in form and substance reasonably acceptable to the Administrative Agent.

          “Completion Guarantor” means, with respect to an Eligible Title, a surety company acceptable to the Administrative Agent.

          “Credit Agreement” means that certain Credit and Security Agreement, dated as of the June 14, 2006, among the Purchaser, as Borrower, the Lenders from time to time party thereto, Merrill Lynch Bank USA, as Administrative Agent and Wells Fargo Bank, National Association, as Collateral Agent.

          “Distribution Rights” means the following rights, whether now owned or in existence or hereafter arising:

           (i)      in connection with the marketing, distribution and exploitation of such Title from time to time, the rights: (A) to use and to authorize others to use the name of such Title or to change such name; (B) to use and perform and to authorize others to use and perform any musical material contained in such Title; and (C) subject to any Co-Financing Agreements or Acquired Film Agreements and agreements with talent, including actors, producers and directors with respect to any Title, to cut, edit, dub, subtitle and alter such Title or any parts thereof as any may deem necessary for the effective marketing, distribution and exploitation of such Title or to conform to censorship, import permit and other legal requirements or to conform to time segment or exhibition standards of distributors and exhibitors or to create foreign language versions;

           (ii)      for purposes of advertising and publicizing such Title, from time to time in connection with the marketing, distribution and exploitation of such Title, the rights: (A) to publish and license and authorize others to publish in any language, in any media and in such form as any domestic theatrical or nontheatrical exhibitor, home video exhibitor, free television exhibitor, domestic pay television exhibitor under any Distribution Agreement deems advisable, synopses, summaries, adaptations, resumes and stories of and excerpts from such Title and from any literary, dramatic or musical material in such Title or upon which such Title is based; (B) subject to any Co-Financing Agreement or Acquired Film Agreement and any agreements with talent with respect to such Title, to use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Title; (C) to exhibit and authorize others to exhibit in any language by any media, including radio and television, excerpts and clips from such Title and from any literary, dramatic or musical material in such Title or upon which such Title is based; and (D) to use and authorize others to use the rights described above in the manufacture and distribution of t-shirts, sweatshirts, posters and postcards and other items for publicity purposes, and not for sale; and

           (iii)      the right to use and authorize others to use all Physical Materials or, with respect to any Title acquired, developed or produced pursuant to a Co-Financing Agreement or Acquired Film Agreement, as applicable, all Physical Materials owned or otherwise available to the Seller or any Subsidiary of the Seller under such Co-Financing Agreement or Acquired Film Agreement.

          “Eligible Title” means any Title for which production has been completed or for which a valid and enforceable Completion Bond for the applicable Eligible Title reasonably acceptable to the Administrative Agent is in effect and an executed copy thereof shall have been delivered to the Collateral Agent and the Administrative Agent, and all conditions precedent under the Completion Bond shall have been satisfied or waived.

          “Initial Transfer Date” is defined in Section 2.01(a).

          “Initial Transferred Media Assets” means all of the Media Assets relating to the Initial Transferred Titles in which the Seller has an interest and identified on Schedule 2.01.

          “Initial Transferred Titles” means the Titles listed on Schedule 2.01.

          “Intellectual Property” is defined in Section 4.09.

          “Material Adverse Effect” means any change or effect that (a) has a materially adverse effect on the business, assets, properties, prospects, operations or financial condition of the Seller, in each case taken as a whole, (b) materially impairs the legal right, power or authority of the Seller to perform its respective obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties under, the Fundamental Documents.

          “Material Agreement” means any individual or group of Distribution Agreements, Acquired Film Agreements and/or Co-Financing Agreements, which individually or in the aggregate give rise to amounts included in the Eligible Contract Amount, Eligible Ultimate Amount and/or Eligible Library Amount which account for more than 5% of the Borrowing Base.

          “Media Assets” means, with respect to each Title, each of the following particular rights and properties:

(i) all scenarios, screenplays and/or scripts at every stage thereof;

           (ii)      all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Title and/or which are or will be incorporated into such Title, all component parts of such Title consisting of said literary properties, all motion picture rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Title, and all other literary material upon which such Title is based or from which it is adapted;

           (iii)      all rights for all media in and to all music and musical compositions used and to be used in such Title, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

           (iv)      all tangible personal property relating to such Title, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Title whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Title (collectively, the “Physical Materials”);

           (v)      all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Title, including, without limitation, all rights to produce remakes, sequels or prequels to such Title based upon such Title, said literary properties or the theme of such Title and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by any process analogous thereto, now known or hereafter devised, such Title or any remake, sequel or prequel to the Title; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, by use of film or any other recording device or medium now known or hereafter devised, based upon such Title, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Title; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Title, the title or titles of such Title, the characters of such Title and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Title, any remake, sequel or prequel thereof and/or said literary properties;

           (vi)      all statutory copyrights, domestic and foreign, obtained or to be obtained on such Title, together with any and all copyrights obtained or to be obtained in connection with such Title or any underlying or component elements of such Title, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of the Seller for past, present and future infringements of copyright;

(vii) all insurance policies and Completion Bonds connected with such Title and all proceeds that may be derived therefrom;

           (viii)      all rights to distribute, sell, rent, license the exhibition of, act as sales agent for and otherwise exploit and turn to account such Title, the Physical Materials, the motion picture rights in and to the story and/or other literary material upon which such Title is based or from which it is adapted, and the music and musical compositions used or to be used in such Title;

           (ix)      any and all sums, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or Dispositions of such Title or any part of such Title, including, without limitation, all sums, proceeds, profits, products and increases, whether in money or otherwise, from the sale, rental or licensing of such Title and/or any of the elements of such Title including, without limitation, from collateral, allied, subsidiary and merchandising rights;

           (x)      the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Title, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

           (xi)      the name or title of such Title and all rights of the Seller to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii) any and all contract rights and/or chattel paper that may arise in connection with such Title;

           (xiii)      all accounts and/or other rights to payment that the Seller presently owns or that may arise in favor of the Seller in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, all accounts and/or rights to payment due from Persons in connection with the distribution of such Title, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Title;

           (xiv)      any and all “general intangibles” (as that term is defined in the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment that may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of the Seller for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Title, any and all general intangible rights in favor of the Seller relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Title including general intangibles related to or which grow out of the exhibition of such Title and the exploitation of any and all other rights in such Title set out in this definition;

           (xv)      any and all goods including, without limitation, inventory (as that term is defined in the UCC) that may arise in connection with the creation, production or delivery of such Title, which goods are owned by the Seller pursuant to any production or distribution agreement or otherwise;

           (xvi)      all and each of the rights, regardless of denomination, that arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Title;

(xvii) any and all documents issued by any pledgeholder or bailee with respect to such Title or any Physical Materials (whether or not in completed form) with respect thereto;

(xviii) any and all rights of the Seller under any Distribution Agreements relating to such Title; and

(xix) any and all rights of the Seller under Co-Financing Agreements, Acquired Film Agreements and other contracts relating to the production or acquisition of such Title or otherwise.

          “Periodic Assignment Agreement” is defined in Section 3.02(c).

          “Purchase Price” is defined in Section 2.02(a).

          “Purchaser” is defined in the preamble hereto.

          “Purchaser Indemnified Liabilities” is defined in Article VIII.

          “Purchase Termination Event” is defined in Article IX.

          “Rating Agencies” means Moody’s and S&P.

          “Seller” is defined in the preamble hereto.

          “Seller Note” is defined in Section 10.01.

           “Talent Agreement” means agreements for rights or services or other performances by any third parties, including actors, writers, directors, individual producers and/or any other performing or nonperforming artists in any way connected with such Title.

          “Title” means any audio visual work, each as listed on Schedule 2.01 or, for any subsequent Transfer Date, as listed on a schedule to the applicable Transfer Notice, in each case, with respect to which the Seller has obtained certain Media Assets, and in each case, including any prior or subsequent names under which such Title is recognized.

          “Transfer Date” means, with respect to any Transferred Title, the date on which such Title is transferred to the Purchaser.

          “Transfer Notice” means a notice substantially in the form of Exhibit B hereto.

           “Transfer Period” means the period beginning on the Closing Date and ending on the third anniversary thereof.

          “Transferred Media Assets” means (i) the Initial Transferred Media Assets and (ii) all of the Media Assets in which the Seller has an interest relating to Transferred Titles listed on a schedule to any Transfer Notice delivered after the Closing Date.

          “Transferred Title” means any Title with respect to which any Media Assets have been transferred to the Purchaser pursuant to this Agreement.

           SECTION 1.02.      Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding.”

           SECTION 1.03.      Rules of Construction. Unless the context otherwise clearly requires:

           (a)      whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

           (b)      the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

           (c)      the word “will” shall be construed to have the same meaning and effect as the word “shall”;

           (d)      any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);

           (e)      any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

           (f)      the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

ARTICLE II

Contribution and Transfer of Media Assets

           SECTION 2.01.      Contribution and Transfer of Media Assets.

           (a)      Subject to the terms of this Agreement, on a date (the “Initial Transfer Date”) specified in a written notice by the Purchaser to the Seller as the date for the initial transfer and contribution of Transferred Media Assets hereunder, the Seller agrees to sell, transfer, assign, convey, and contribute without recourse (but subject to Section 2.03), to the Purchaser the Initial Transferred Media Assets set forth on Part A of Schedule 2.01 as a capital contribution to the Purchaser in consideration of the issuance of membership interests in the Purchaser, and the Purchaser agrees to accept such Initial Transferred Media Assets, and to credit to its capital represented by such membership interests an amount equal to the Capital Contribution Amount of such Initial Transferred Media Assets.

           (b)      Subject to the terms of this Agreement, on the Initial Transfer Date, the Seller agrees to sell, transfer, assign and convey without recourse (but subject to Section 2.03) to the Purchaser the Initial Transferred Media Assets set forth on Part B of Schedule 2.01, and the Purchaser agrees to purchase such Initial Transferred Media Assets.

(c) (i) Subject to the terms of this Agreement, the Seller agrees, from time to time during the Transfer Period, to sell, transfer, assign and convey without recourse (but subject to Section 2.03) to the Purchaser, and, subject to Section 2.01(c)(ii), the Purchaser agrees to purchase from the Seller, all Transferred Media Assets with respect to certain Eligible Titles selected by the Seller, in exchange for the Purchase Price applicable to such Transferred Media Assets; provided, that the Seller’s obligation to sell, transfer, assign and convey Transferred Media Assets with respect to any Eligible Title to the Purchaser is subject to the Purchaser’s ability to pay the Purchase Price with respect to such Transferred Media Assets whether (A) with available cash, (B) by an increase to the principal amount of the Seller Note to the extent that the principal amount of the Seller Note may be increased at such time in accordance with the terms of this Agreement and of the Seller Note or (C) by a combination of the foregoing.

(ii) If the Purchaser determines, within thirty (30) days of a Transfer Date with respect to a particular Transferred Media Asset, in the exercise of reasonable business judgment, that its purchase of such Transferred Media Assets with respect to an Eligible Title pursuant to Section 2.01(c)(i) would result in an adverse financial impact on it, the Purchaser may, by giving a written notice to the Seller, reject the sale, transfer, assignment and conveyance of such Transferred Media Assets. Any Transferred Media Assets with respect to any Eligible Title that have been rejected by the Purchaser in accordance with the terms of this Section 2.01(c)(ii) shall no longer be subject to the terms of this Agreement.

(d) (i) The Purchaser agrees to (A) assume from the Seller all the Seller’s payment obligations with respect to the Distribution Expenses relating to the Transferred Media Assets (existing as of the applicable Transfer Date or thereafter arising) (collectively, the “Assumed Expenses”). The Purchaser hereby agrees to assume from the Seller and perform all other obligations (then existing or thereafter arising) of the Seller under the Distribution Agreements, Acquired Film Agreements and Co-Financing Agreements to the extent such obligations relate to the Transferred Media Assets.

(ii) The Seller shall have no obligation to pay any Assumed Expenses with respect to the Transferred Media Assets. If the Seller pays any amount with respect to such Assumed Expenses, including by way of a deduction from any amounts payable to the Seller (other than amounts payable in respect of the Transferred Media Assets), the Purchaser hereby agrees to pay to the Seller in cash such amount promptly upon receiving written notice thereof from the Seller.

(iii) The transfer by the Seller of the Transferred Media Assets relating to any Eligible Title hereunder is expressly subject to the provisions and rights of all other Persons under, and shall include as part of the Transferred Media Assets the rights and obligations of the Seller under, any Distribution Agreement to the extent relating to such Transferred Media Assets with respect to such Eligible Title, including, without limitation, the right to receive any Gross Receipts thereunder.

(iv) The Seller hereby agrees that it shall not interfere with the exercise by the Purchaser or any designee, assignee or pledgee of the Purchaser (including the Collateral Agent) of any rights the Purchaser may have with respect to the Transferred Media Assets, including, but not limited to, any right that the Purchaser may have to (A) exploit the Transferred Media Assets or (B) receive all proceeds of the exploitation of the Transferred Media Assets.

           (e)      The transfer by the Seller of any Transferred Media Assets shall not modify, disturb or interfere with the provisions and rights of others under any Talent Agreement, Co-Financing Agreement or Acquired Film Agreement existing on the Transfer Date with respect to such Transferred Media Assets and the Purchaser agrees to assume and comply with all provisions thereunder to the extent such provisions relate to the Transferred Media Assets.

           (f)       It is the intention of the Seller and the Purchaser that the transfers herein contemplated will constitute immediate and absolute transfers from the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Transferred Media Assets. The Purchaser will be entitled to all incidents, benefits and risks of ownership of the Transferred Media Assets, including, without limitation, the sole right to sell, exploit and otherwise transfer and dispose of the Transferred Media Assets (subject to the rights of other Persons as provided in Sections 2.01(d)(iii) and 2.01(e)). Notwithstanding anything to the contrary set forth in this Section 2.01, if a court of competent jurisdiction determines that the sale provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of the Seller’s right, title and interest in, to and under the Transferred Media Assets, which first priority lien and security interest shall secure all of the Seller’s obligations hereunder. With respect to the filing of any UCC financing statements which may be made in connection with any assignment and transfer herein contemplated, such filing shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Purchaser of all of the Seller’s right, title and interest in and to the Transferred Media Assets.

           (g)       The Seller shall have no obligation to contribute any assets to the Purchaser after the Initial Transfer Date.

           (h)       In connection with each transfer of Transferred Media Assets from the Seller to the Purchaser pursuant to this Agreement, the Seller shall (i) relinquish all power to sell, pledge, assign, transfer, license, or otherwise exploit any Transferred Media Assets that are the subject of any such transfer, including pursuant to any Distribution Agreement entered into after the Transfer Date therefor, (ii) have no further obligation to the Purchaser with respect to any such Transferred Media Assets (except pursuant to Sections 2.01(d)(iv) and 2.03 and Article VIII) and (iii) except pursuant to Section 2.03, have no right or obligation under this Agreement, by implication or otherwise, to repurchase from the Purchaser any such Transferred Media Assets or to rescind or otherwise retroactively effect any purchase of any such Transferred Media Assets after the Transfer Date relating thereto. The Purchase Price of any property that is the subject of any transfer from the Seller to the Purchaser pursuant to this Agreement may not be altered or otherwise changed after payment thereof from the Purchaser to the Seller.

           (i)       The Seller hereby grants to the Purchaser (and consents to the grant by the Purchaser to the Sales and Servicing Agent of) an irrevocable power of attorney (coupled with an interest) to take any and all steps in the Seller’s name necessary or desirable, in the reasonable opinion of the Purchaser or the Sales and Servicing Agent, as the case may be, to collect all amounts due to the Seller in connection with the Transferred Media Assets, including, without limitation, enforcing the Distribution Agreements with respect thereto and exercising all rights and remedies in respect thereof and endorsing the Seller’s name on checks and other instruments representing Gross Receipts of Transferred Media Assets. The Seller shall from time to time take whatever steps are reasonably requested in writing by the Purchaser to effect the transfer of the Transferred Media Assets.

           (j)       The Seller hereby agrees to grant to the Purchaser on the Initial Transfer Date, a nonexclusive, fully paid license to use, in connection with the Transferred Media Assets, the Seller’s information tracking system, pursuant to the license agreement attached hereto as Exhibit C.

           (k)       If the counterparty to a Distribution Agreement owes an amount under such Distribution Agreement in respect of a package of Titles which includes (i) Transferred Titles and (ii) Titles that do not constitute Transferred Titles, the Seller and the Purchaser hereby agree that such amounts shall be allocated among the Titles in accordance with the method the Seller uses to allocate revenues for purposes of calculating Participations in respect of such Titles, and the amounts so allocated to Transferred Titles shall be included in the Transferred Media Assets transferred to the Purchaser. At the time of the receipt of any such amounts, the Seller and the Purchaser agree that such payments shall be allocated between the Seller and the Purchaser in accordance with the immediately preceding sentence.

           (l)       The Seller hereby agrees, on the Initial Transfer Date and on each Transfer Date thereafter, to deliver to the Purchaser the Physical Materials relating to the Titles transferred on such date by, among other means, (i) delivering such Physical Materials to a location specified by the Purchaser (or its designees) or (ii) to the extent such Physical Materials are held by any other Person, to notify such Person of the transfer of such Physical Materials.

           SECTION 2.02.      Purchase Price; Payment of Purchase Price. (a) The purchase price with respect to any Transferred Media Assets shall be calculated as of the close of business on the second Business Day prior to the Transfer Date with respect to such Transferred Media Assets in accordance with the formula set forth in Schedule 2.02 (any such purchase price as so calculated, a “Purchase Price”), and such calculation shall be set forth in reasonable detail in the relevant Periodic Assignment Agreement.

           (b)       Subject to the terms of this Agreement, the Purchaser agrees to pay to the Seller the Purchase Price for any Transferred Media Assets transferred hereunder on any Transfer Date (including the Initial Transfer Date) with respect thereto as follows:

(i) in cash; and/or

     (ii)      to the extent that the Purchaser does not have cash available on such Transfer Date to pay such Purchase Price, subject to the terms of the Seller Note and Article X hereof, at the option of the Purchaser, by an increase in the principal amount of the Seller Note.

           SECTION 2.03.      Rescission. (a) Except to the extent expressly set forth in this Section 2.03, the transfer of any Transferred Media Assets to the Purchaser hereunder is irrevocable, and the Seller shall not have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Purchaser any Transferred Media Assets or to rescind or otherwise retroactively effect any purchase of any Transferred Media Assets after the Transfer Date relating thereto. Notwithstanding the foregoing, the Purchaser may elect to rescind the transfer of all Transferred Media Assets, or may elect to rescind the Transferred Media Assets relating to one or more designated windows (e.g. pay television distribution), in each case, relating to a Transferred Title if such Transferred Title (or portion thereof) was not an Eligible Title, or in the case of the rescission of Transferred Media Assets relating to one or more designated windows, such designated window did not satisfy the criteria set forth under the definition of Eligible Title, in each case in all material respects on the Transfer Date applicable thereto; provided, that the Purchaser must make such election no later than 30 days after its receipt of a written notice from the Seller (i) stating that such Transferred Title did not comply in all material respects on the Transfer Date applicable thereto with the criteria to be an Eligible Title and (ii) setting forth in reasonable detail the reasons for such non-compliance. If it elects to rescind the transfer of all or any portion of such Transferred Media Assets, the Purchaser shall give written notice to the Seller of such election within such 30-day period, which notice shall specify whether its election to rescind the transfer of Transferred Media Assets relates to all or a portion (and shall specify such portion) of the Transferred Media Assets relating to such Transferred Title. If the Purchaser fails within such 30-day period to give written notice to the Seller of such election, the Purchaser will be deemed to have elected not to rescind the transfer of such Transferred Media Assets.

           (b)      Upon any rescission of a transfer of all or any portion of the Transferred Media Assets relating to a Transferred Title as described in paragraph (a) above, on the first Payment Date to occur after receipt of such notice of rescission, the Purchaser shall sell, transfer, assign and convey (without recourse) all its right, title and interest in and to such Transferred Media Assets or such specified portion thereof to the Seller, and the Seller shall pay to the Purchaser an amount in cash equal to (i) the Purchase Price of such Transferred Media Assets (whether the Purchaser paid such Purchase Price in cash or acquired such Transferred Media Assets by way of a capital contribution or otherwise) allocable to the Transferred Media Assets to be repurchased by the Seller plus (ii) interest on the amount of such Purchase Price at a rate per annum equal to the discount rate used to calculate such Purchase Price minus (iii) Gross Receipts received by the Purchaser in respect of such Transferred Media Assets or such specified portion thereof from the applicable Transfer Date until the date of rescission in respect of such Transferred Media Assets plus (iv) Assumed Expenses in respect of such Transferred Media Assets or such specified portion thereof paid by the Purchaser on or prior to the date of rescission in respect of such Transferred Media Assets or such specified portion thereof, and the Purchaser shall return to the Seller such Transferred Media Assets or such specified portion thereof received by it in respect of such Transferred Title. The Purchaser shall, in such event, make all assignments of, or recordations or filings in the same or substantially the same form as the instruments used by the Seller to convey such Transferred Media Assets to the Purchaser in respect of, the Transferred Media Assets or the specified portion thereof (including, without limitation, trademarks, copyrights and other forms of intellectual property) necessary to effect such rescission. Any such transfer by the Purchaser to the Seller shall be without recourse to, or representation or warranty by, the Purchaser, except as to the Purchaser’s ownership of the rights being conveyed, including that such rights are free and clear of any Lien) created after the Transfer Date by the Purchaser with respect to the Transferred Media Assets or the specified portion thereof.

ARTICLE III

Conditions Precedent

           SECTION 3.01.      Conditions Precedent to the Purchaser’s Initial Purchase of Transferred Media Assets. The obligation of the Purchaser to purchase the Initial Transferred Media Assets on the Initial Transfer Date from the Seller is subject to the conditions precedent (which may be waived by the Purchaser), that (a) each of the Fundamental Documents to which the Seller is a party shall be in full force and effect and (b) the conditions set forth below shall have been satisfied on or before the Initial Transfer Date:

           (a)      the Purchaser shall have received a copy of the documents to be delivered by the Seller hereunder and the transactions contemplated hereby, including a copy of the duly adopted consent of the Board of Directors of the Seller authorizing this agreement, certified by any Authorized Officer of the Seller;

           (b)      the Purchaser shall have received a duly executed certificate of the Secretary or Assistant Secretary or any Vice President of the Seller certifying the names of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder;

           (c)      the Purchaser shall have received the By-laws of the Seller, duly certified by the Secretary or an Authorized Officer of the Seller;

           (d)      the Purchaser shall have received a good standing certificate with respect to the Seller;

           (e)      the Seller shall have delivered to the Purchaser Opinions of Counsel with respect to (i) the “true sale” of the Initial Transferred Media Assets conveyed on the Initial Transfer Date and the Transferred Media Assets to be conveyed hereunder and (ii) the nonconsolidation of the Purchaser with the Seller in the event of a bankruptcy of the Seller, in each case in form and substance reasonably satisfactory to the Purchaser; and

           (f)      the Seller shall have delivered to the Purchaser a UCC-1 financing statement naming the Seller as seller/debtor and the Purchaser (or its assignee) as purchaser/secured party thereunder and covering the Transferred Media Assets.

           (g)      the Seller shall have delivered to the Purchaser a trial balance setting forth the receivables which constitute the Eligible Contract Amount.

           SECTION 3.02.      Conditions Precedent to All of the Purchaser’s Purchases of Transferred Media Assets. The obligation of the Purchaser to purchase Transferred Media Assets on any Transfer Date (including, without limitation, the Initial Transfer Date) from the Seller shall be further subject to the following conditions precedent (which may be waived by the Purchaser) that on such Transfer Date:

           (a)      any Transferred Media Assets shall be related to a Title that qualifies as an Eligible Title;

           (b)      at least three Business Days prior to the relevant Transfer Date, the Seller shall have provided the Purchaser with a Transfer Notice with respect to the Transferred Media Assets then being conveyed to the Purchaser, setting forth, with respect to the each relevant Eligible Title, (i) the name of such Eligible Titles with respect to which the Transferred Media Assets are being transferred, (ii) the proposed Transfer Date, (iii) the Eligible Contract Amount with respect to the Eligible Contract Titles to be transferred on such Transfer Date, (iv) the Eligible Library Amount with respect to the Eligible Library Titles to be transferred on such Transfer Date, (v) the Eligible Ultimate Amount with respect to the Eligible Ultimate Titles to be transferred on such Transfer Date and (vi) a calculation of an estimate of the Purchase Price (which shall be finalized at least three Business Days prior to the relevant Transfer Date) to be paid on such Transfer Date;

           (c)      the Seller shall have delivered to the Purchaser a duly executed written assignment (including an acceptance by the Purchaser) in substantially the form of Exhibit D hereto, including all annexes thereto (the “Periodic Assignment Agreement”), which shall include schedules (which shall be reasonably satisfactory in form and substance to the Purchaser) listing (i) the Titles relating to the Transferred Media Assets then being transferred and a calculation of the Purchase Price therefor and (ii) the Distribution Agreements relating to such Transferred Media Assets;

           (d)      as of such Transfer Date, there shall not have occurred a Bankruptcy with respect to the Seller and no Bankruptcy shall occur with respect to the Seller as a result of such transfer, and the Seller shall not be aware of any pending Bankruptcy with respect to itself,

           (e)      each of the representations and warranties made by the Seller in this Agreement (other than those representations and warranties covered by clause (f) below) shall be true and correct in all material respects on and as of such Transfer Date as if made on and as of such Transfer Date;

           (f)      except as set forth in a schedule to the related Periodic Assignment Agreement dated as of such Transfer Date, no breach by the Seller in any material respect of its representations or warranties contained in Section 4.12 of this Agreement or in the Periodic Assignment Agreement with respect to such Transferred Media Assets shall exist;

           (g)      as of such Transfer Date, (i) if and to the extent the consideration payable on such Transfer Date includes cash, the Purchaser shall have sufficient funds available to pay the Purchase Price in respect of the Transferred Media Assets to be conveyed on such date in accordance with Section 2.02 and (ii) if the consideration payable on such Transfer Date includes an increase in the principal amount of the Seller Note, such increase shall be permitted by the provisions of the Seller Note and Section 10.02;

           (h)      the Seller shall have delivered to the Purchaser an Officer’s Certificate substantially in the form of Exhibit E hereto confirming the satisfaction of each condition precedent specified in this Section 3.02;

           (i)      the Seller shall have given notice to any Person holding Physical Materials being transferred on such Transfer Date that such Physical Materials have been transferred to the Purchaser; and

           (j)      after giving effect to such transfer, no Purchase Termination Event shall have occurred and be continuing.

ARTICLE IV

Representations and Warranties of the Seller

          The Seller makes the following representations and warranties to the Purchaser as of the Initial Transfer Date and each Transfer Date:

           SECTION 4.01.      Organization and Good Standing. The Seller is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to acquire, own, contribute, sell and license the exploitation of the Transferred Media Assets.

           SECTION 4.02.      Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the Seller may be qualified and in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals, except where the failure so to qualify, be in good standing or obtain such license or approval would not result in a Material Adverse Effect.

           SECTION 4.03.      Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to perform and observe its terms; the Seller has the power and authority to transfer the Transferred Media Assets to be transferred hereunder to the Purchaser, and the Seller has duly authorized such transfer to the Purchaser by all necessary action; and the execution, delivery and performance of this Agreement have been duly authorized by the Seller by all necessary action.

           SECTION 4.04.      Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

           SECTION 4.05.      No Violation. The execution, delivery and performance by the Seller of this Agreement and the fulfillment of the terms hereof (a) do not in any material respect conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any provision of, or require the consent of any third party that has not been obtained under (i) the By-laws of the Seller, (ii) any indenture, credit agreement or other material financing agreement to which the Seller is a party or by which it shall be bound, (iii) any Distribution Agreement to which the Seller is a party or by which it shall be bound, except insofar as any conflict, default or breach thereof, or failure to obtain such consent, would not materially negatively affect the collectibility of, or materially decrease the amount of, Gross Receipts with respect to the Transferred Titles, or (iv) any other material agreement or other material instrument to which the Seller is a party or by which it shall be bound, (b) will not result in the creation or imposition of any Lien (other than any Lien created under the Fundamental Documents) upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument and (c) will not violate any law or statute or any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties (other than any law, statute, order, rule or regulation, the violation of which would not result in a Material Adverse Effect).

           SECTION 4.06.      No Proceedings. Other than as set forth on Schedule 4.06 hereto, there are no proceedings or investigations pending or, to the Seller’s knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties: (i) asserting the invalidity of this Agreement or any of the other Fundamental Documents to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Fundamental Documents to which the Seller is a party or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any of the other Fundamental Documents to which the Seller is a party.

           SECTION 4.07.      Approvals. No approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality by the Seller is required in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of the transactions contemplated hereby or the fulfillment by the Seller of the terms hereof, except those that have been obtained or made.

           SECTION 4.08.      Financial Condition. As of the Initial Transfer Date, the consolidated balance sheet of the Seller and its consolidated Subsidiaries as of December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by a nationally recognized independent accounting firm, copies of which have heretofore been furnished to the Purchaser, present fairly the consolidated financial condition of the Seller and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect on the ability of the Seller to perform any of its obligations hereunder.

           SECTION 4.09.      Intellectual Property. The Seller and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business (excluding for purposes of this Section 4.09 any intellectual property relating to an individual Title) as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Seller know of any valid basis for any such claim. The use of such Intellectual Property by the Seller and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           SECTION 4.10.      No Fraudulent Transfer. The Seller is not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors and is receiving reasonably equivalent value and fair consideration for the Transferred Media Assets being transferred hereunder.

           SECTION 4.11.      No Purchase Termination Event. After giving effect to the transfers on such Transfer Date, no Purchase Termination Event has occurred and is continuing.

           SECTION 4.12.      The Media Assets.

           (a)      Title. Except as set forth on a schedule to the relevant Periodic Assignment Agreement, no Transferred Media Asset being transferred on such Transfer Date has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser and, as of the applicable Transfer Date and immediately prior to the transfer of any Transferred Media Assets to the Purchaser, (A) the Seller will own such Transferred Media Assets free and clear of all Liens and rights of others (other than Liens that will be released immediately upon the transfer to the Purchaser of such Transferred Media Assets and Liens and rights of others expressly permitted pursuant to this Agreement, including, without limitation, Section 2.01(d)(iii)) and (B) there shall be no effective UCC filing covering such Transferred Media Assets (other than with respect to Liens that will be released immediately upon the transfer to the Purchaser of such Transferred Media Assets and Liens and rights of others expressly permitted pursuant to the Fundamental Documents, including, without limitation, Section 2.01(d)(iii)). Except as set forth on a schedule to the relevant Periodic Assignment Agreement, at the applicable Transfer Date, no material claim has been asserted and is pending by any Person (except as permitted by the definition of Eligible Title) that the exploitation of the applicable Title infringes the intellectual property rights owned by such Person, except to the extent any losses which may reasonably be expected to result from such claim are covered by insurance (subject to customary deductibles) or such claim would not materially negatively affect the collectibility of, or materially decrease the amount of, Gross Receipts from such Title.

           (b)      No Proceedings. Except as set forth on a schedule to the Periodic Assignment Agreement at the applicable Transfer Date, there are no proceedings or investigations pending or, to the Seller’s knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties seeking any determination or ruling that might materially and adversely affect the right, title and interest of the Seller or the Purchaser in and to any of the Transferred Media Assets or the ability of the Seller to transfer to the Purchaser the Transferred Media Assets in accordance with this Agreement, except to the extent any losses which may reasonably be expected to result from such proceedings or investigations are covered by insurance (subject to customary deductibles) or such proceedings or investigations would not materially negatively affect the collectibility of, or materially decrease the amount of, Gross Receipts from such Title.

           (c)      Co-Financing Agreements; Acquired Film Agreements; Other Approvals. At the applicable Transfer Date (i) each Co-Financing Agreement or Acquired Film Agreement pursuant to which the Transferred Media Assets being transferred were created or acquired is, or on such applicable Transfer Date will be, valid and binding on the Seller and the applicable counterparty, as applicable and (ii) no approval, authorization, consent, order or other action of, or filing with, any court, federal or state body, administrative agency or other governmental instrumentality is, or on such applicable Transfer Date will be, required in connection with the transfer of the Transferred Media Assets except those that have been, or shall have been, obtained or made.

           (d)      Filings. At the applicable Transfer Date, the Transferred Media Assets being transferred will have been validly transferred to the Purchaser free and clear of all Liens and rights of others (other than Liens and Liens and rights of others expressly permitted pursuant to the Fundamental Documents, including, without limitation, Section 2.01(d)(iii), and subject to any exceptions set forth on a schedule to the relevant Periodic Assignment Agreement); all filings (including filings under the UCC and, if applicable, with the United States Copyright Office and the United States Patent and Trademark Office) necessary in the United States to give the Purchaser an ownership (including by way of license) interest in such Transferred Media Assets shall have been duly executed or otherwise authorized and delivered to the Purchaser; and all such filings shall indicate that they are being made in order to perfect sales or licenses (rather than pledges) of the Transferred Media Assets.

           (e)      Physical Materials. With respect to each Transferred Title, the Physical Materials relating to such Transferred Title are of a type and quality necessary to meet the standards set forth in any Distribution Agreement and otherwise to permit the full exploitation of the Transferred Media Assets with respect to such Transferred Title in the manner contemplated by the Fundamental Documents, except to the extent additions or deletions are required to be made to the theatrical version of a Transferred Title which has been included in the Physical Materials to conform to the standards set forth in any Distribution Agreement or the customary standards of practice of a television station exhibiting such Title.

           (f)      Additional Criteria. Except as set forth on a schedule to the Periodic Assignment Agreement with respect to any Title at the applicable Transfer Date,

     (i)      the occurrence of a Bankruptcy or other similar proceeding with respect to the Seller or any Affiliate of the Seller would not cause any loss of the Seller’s or such Affiliate’s rights, title and interest in the Transferred Media Assets relating to such Title being transferred on such Transfer Date;

     (ii)      the failure of the Seller or any Affiliate of the Seller to pay any material license fees or any other material amounts to any Person (other than an Affiliate of the Seller) after the Transfer Date (unless such fees or other amounts will be assumed by the Purchaser) in respect of the Transferred Media Assets being transferred on such Transfer Date would not cause any loss of the Seller’s or such Affiliate’s rights, title and interest in such Transferred Media Assets; and

     (iii)      neither the Seller nor any Affiliate of the Seller is party to any contractual arrangement with any Person (other than an Affiliate of the Seller) that would prevent the collection of Gross Receipts to be received after the Transfer Date with respect to such Title in accordance with the Fundamental Documents.

           SECTION 4.13.      Certain Agreements. Schedule 4.13 sets forth a true and correct list of each Distribution Agreement relating to the Initial Transferred Titles to which the Seller or any other Subsidiary of the Seller is a party as of the Initial Transfer Date.

           SECTION 4.14.      Obligations. No Talent Agreement, Co-Financing Agreement or Acquired Film Agreement shall contain any material obligation of the Purchaser other than those related to the exhibition, distribution and exploitation of the Transferred Media Assets.

ARTICLE V

Representations and Warranties of the Purchaser

          The Purchaser makes the following representations and warranties to the Seller as of the Initial Transfer Date and each subsequent Transfer Date:

           SECTION 5.01.      Organization and Good Standing. The Purchaser is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to acquire and own, the Transferred Media Assets.

           SECTION 5.02.      Due Qualification. The Purchaser is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals, except where the failure so to qualify, be in good standing or obtain such license or approval would not result in a Material Adverse Effect.

           SECTION 5.03.      Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and to perform and observe its terms; the Purchaser has the power and authority to purchase the property to be purchased by it hereunder, and the Purchaser has duly authorized such purchase from the Seller by all necessary action; and the execution, delivery and performance of this Agreement have been duly authorized by the Purchaser by all necessary action.

           SECTION 5.04.      Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

           SECTION 5.05.      Certain Liabilities. After giving effect to the transactions contemplated by the Fundamental Documents, the Purchaser believes that it will be able to pay its obligations as they become due, including, without limitation, its obligations to pay the Assumed Expenses and any amounts due under the Seller Note.

ARTICLE VI

Covenants of the Seller

           SECTION 6.01.      Existence. During the term of this Agreement, the Seller will preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable to protect the validity and enforceability of this Agreement, the other Fundamental Documents and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

           SECTION 6.02.      Delivery of Revenues. If the Seller receives collections in respect of the Transferred Media Assets or the proceeds thereof, the Seller agrees to deposit into any account on behalf of the Purchaser all payments received by the Seller in respect thereof as soon as practicable after receipt thereof by the Seller, but in no event later than two Business Days after such receipt. Prior to depositing such payments in any such account, the Seller shall hold such payments in trust as custodian for the Purchaser.

           SECTION 6.03.      Notices. The Seller shall notify the Purchaser promptly after becoming aware of: (a) any Lien or writ of attachment on any Transferred Media Assets other than Liens permitted under the Fundamental Documents, (b) any litigation, investigation or proceeding affecting the Seller or any of its Subsidiaries which could reasonably be expected, in the reasonable good faith business judgment of the Seller, to result in a Material Adverse Effect, (c) the occurrence of any Purchase Termination Event, (d) the amendment, supplement or other modification of any Material Agreement or (e) the entering into by the Seller of any new Distribution Agreement (which notice shall include a copy of such new Distribution Agreement as an attachment).

           SECTION 6.04.      Compliance with Law. The Seller hereby agrees to comply in all material respects with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to the Seller, except to the extent that the failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           SECTION 6.05.      Agreements.

           (a)      Without the prior written consent of the Purchaser, the Seller shall not amend, supplement or otherwise modify in any material respect any Distribution Agreement to the extent such Distribution Agreement relates to the Transferred Media Assets that have been transferred to the Purchaser.

           (b)      Promptly upon receipt thereof, the Seller shall deliver or make available to the Purchaser all reports, notices, opinions and/or certificates required to be delivered to the Seller under the Acquired Film Agreements.

           SECTION 6.06.      Integrity of Distribution and Exploitation. During the Transfer Period, the Seller shall not manage the distribution or other exploitation of potentially Eligible Titles in a manner materially different from the manner in which it would have managed such Titles had it not agreed to transfer the Eligible Titles to the Purchaser.

           SECTION 6.07.      No Fraudulent Transfer. The Seller shall not undertake the transfer of any Transferred Media Assets to the Purchaser with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors.

           SECTION 6.08.      Collections. The Seller will instruct each Person obligated to make payments with respect to Gross Receipts relating to the Transferred Media Assets to make payments in respect of such receipts to any account designated by the Purchaser and to comply in all material respects with procedures with respect to collections reasonably specified from time to time by the Purchaser or its agents.

           SECTION 6.09.      Visitation Rights. At any reasonable time during normal business hours and from time to time, in each case upon reasonable notice to the Seller, the Seller shall permit the Purchaser or any of its agents or representatives (including, without limitation, the Collateral Agent and the Servicing and Sales Agent), subject, in each case, to the provisions of confidentiality agreements entered into between the Seller and such parties, to (i) examine and make copies of (which copies shall be subject to watermarking or other form of identification procedure required by the Seller) and abstracts from the records, books of account and documents (including computer tapes and disks) of the Seller relating to the Transferred Media Assets, (ii) visit the properties of the Seller for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of the Seller relating to the Transferred Media Assets or the Seller’s performance hereunder with any of its officers or directors and with its independent certified public accountants and (iii) conduct periodic audits of the Seller’s forecasting of ultimates, subject, in all cases, to any requirements of confidentiality and/or non-disclosure imposed by law or contract, including such requirements under any Distribution Agreement.

           SECTION 6.10.      Preservation of Separate Existence of the Purchaser. The Seller shall take (or refrain from taking, as the case may be) such actions as shall be required to insure its compliance with the following provisions:

           (a)      Neither the Seller nor any Subsidiary of the Seller will pay the Purchaser’s operating expenses and liabilities, except as permitted by the Fundamental Documents and except that certain organizational expenses of the Purchaser and expenses relating to creation and initial implementation of the transactions contemplated by the Fundamental Documents have been or shall be paid by the Seller.

           (b)      The Seller and each Subsidiary of the Seller shall maintain office space separate from the office space of the Purchaser (but which may be located at the same address as the Purchaser). To the extent that the Seller or any Subsidiary of the Seller and the Purchaser have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses. To the extent that the Seller or any Subsidiary of the Seller and the Purchaser share any officers or other employees with the Purchaser, the Seller shall ensure that the salaries of and the expenses related to providing benefits to such officers and other employees will be fairly allocated among the Seller and the Purchaser, and the Seller and the Purchaser shall bear their fair shares of the salary and benefit costs associated with all such common officers and employees.

           (c)      The Seller and each Subsidiary of the Seller shall maintain corporate records and books of account separate from those of the Purchaser and telephone numbers and mailing addresses that are separate and distinct from those of the Purchaser. Neither the Seller nor any Subsidiary of the Seller will claim in its records or financial statements ownership of any assets or responsibility for any liabilities of the Purchaser.

           (d)      The Seller and each Subsidiary of the Seller shall maintain financial statements, accounting records and other company documents separate and distinct from those of the Purchaser (except to the extent the Seller prepares consolidated financial statements in accordance with GAAP that require the consolidation of the Purchaser).

           (e)      The Seller and each Affiliate of the Seller shall strictly observe corporate formalities in its dealings with the Purchaser, and no funds or other assets of the Purchaser will be commingled or pooled with those of the Seller or any Affiliate of the Seller, except during the period such assets are held in any account as permitted by the Fundamental Documents. When such assets are commingled in any account, the Seller and each Affiliate of the Seller shall ensure that the amount of such assets remain identifiable as belonging to either the Purchaser, on the one hand, or the Seller or a Subsidiary of the Seller, on the other hand.

           (f)      To the extent that the Seller jointly contracts with the Purchaser to do business with vendors or service providers or to share overhead expenses, the Seller shall ensure that the costs incurred in so doing will be allocated fairly between it and the Purchaser, and the Seller and the Purchaser shall bear their fair shares of such costs. To the extent that the Seller contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of the Purchaser, the costs incurred in so doing shall be fairly allocated between the Seller and the Purchaser in proportion to the benefit of the goods or services each is provided, and the Seller and the Purchaser shall bear their fair shares of such costs.

           (g)      All material transactions between the Seller and the Purchaser, whether currently existing or hereafter entered into, shall be only on an arm’s length basis and shall be fair and reasonable and no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, it being understood and agreed that the transactions contemplated in the Fundamental Documents are deemed to meet the requirements of this clause (g).

           (h)      Neither the Seller nor any Subsidiary of the Seller shall assume or guarantee any of the liabilities of the Purchaser (other than those liabilities relating to the Transferred Media Assets arising as a matter of law as a consequence of the Purchaser assuming specified obligations of the Seller under Distribution Agreements, Acquired Film Agreements and Co-Financing Agreements for which the Seller is not released by a third party that has no obligation to do so, in which case Purchaser shall indemnify Seller for such liabilities).

           (i)      The Seller shall ensure that the Purchaser shall not acquire the obligations or securities of the Seller.

           (j)      The Seller shall not be in any business, transaction or relationship with the Purchaser, other than the Seller’s membership interest in the Purchaser, the Seller Note and the transactions contemplated by the Fundamental Documents.

           (k)      The Purchaser will conduct no other business other than in connection with the transactions contemplated by the Fundamental Documents and enter into no other agreements other than as contemplated by the Fundamental Documents.

           (l)      The Seller shall take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order (i) to ensure that the assumptions and factual recitations set forth in the Opinion of Counsel delivered pursuant to Section 3.02(i) remain true and correct in all material respects with respect to it (and, to the extent within its control, to ensure that the assumptions and factual recitations set forth in such Opinion of Counsel remain true and correct with respect to the Purchaser) and (ii) to comply in all material respects with those procedures described in such provisions that are applicable to it.

           SECTION 6.11.      Accounting. The Seller shall indicate in its consolidated financial statements and computer records relating to the Transferred Media Assets that the Transferred Media Assets have been legally transferred to the Purchaser, and the Seller will not otherwise claim in its records ownership of the Transferred Media Assets or the proceeds thereof. The Seller shall not take any action that is inconsistent with the Purchaser’s ownership of the Transferred Media Assets.

           SECTION 6.12.      Merger or Consolidation of, or Assumption of the Obligations of, the Seller. The Seller shall not consolidate with any other Person or accept a merger of any other Person into the Seller or merge into any other Person, or sell its properties and assets as, or substantially as, an entirety, in each case, without the consent of the Purchaser not to be unreasonably withheld; provided, that nothing contained in this Agreement shall be deemed to prevent a merger into the Seller of another Person, so long as (i) with respect to any such merger, no Purchase Termination Event shall have occurred and be continuing, (ii) the Seller is the surviving Person of the merger, and (iii) the total assets of the merged Person shall not represent more than 15% of the total assets of the Seller prior to giving effect to such merger.

           SECTION 6.13.      Recordation of Transfer. Prior to, or concurrently with, the transfer of each Transferred Media Asset to the Purchaser hereunder, the Seller will reflect such transfer to the Purchaser on the Seller’s computer records.

           SECTION 6.14.      Further Assurances. In connection with the transfer of any Transferred Media Assets pursuant to this Agreement, the Seller shall cause any of its Subsidiaries that hold any part of such Transferred Media Assets to transfer all such Transferred Media Assets to the Purchaser directly pursuant to the Periodic Assignment Agreement executed in connection with the transfer of such Transferred Media Assets to the Purchaser; provided, that such Periodic Assignment Agreement shall set forth the portion of the Purchase Price allocable to such Transferred Media Assets to be paid to each holder of such Transferred Media Assets, which allocation shall be determined in good faith by the Seller based on the fair market value of such Transferred Media Assets held by each such holder.

ARTICLE VII

Covenants of the Purchaser

          The Purchaser agrees to take (or refrain from taking, as the case may be) such actions as shall be required to insure its compliance with the following provisions:

           (a)      The Purchaser’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Seller and each Affiliate of the Seller.

           (b)      The Purchaser, or the Sales and Servicing Agent on behalf of the Purchaser, shall maintain the Purchaser’s deposit account or accounts separate from those of the Seller and shall ensure that its funds will not be diverted to the Seller. The Purchaser shall not grant the Seller independent access to the bank accounts of the Purchaser (other than as a duly appointed agent of the Purchaser pursuant to the transfers Agency and Servicing Agreement).

           (c)      The Purchaser shall act only in its own name and through authorized agents pursuant to its limited liability company agreement and through the transfers Agency and Servicing Agreement.

           (d)      The Purchaser shall pay (or reimburse others who have paid as provided in the Fundamental Documents) its own liabilities out of its own funds. The Purchaser shall not assume or guarantee any of the liabilities of the Seller (other than those liabilities expressly assumed by the Purchaser pursuant to this Agreement as a direct consequence of acquiring the Transferred Media Assets or as to which the Purchaser becomes liable as a matter of law as a result of the acquisition of the Transferred Media Assets).

           (e)      All investments made by or on behalf of the Purchaser shall be made solely in the Purchaser’s name.

           (f)      The Purchaser shall not consolidate with any other Person or accept a merger of any other Person into the Purchaser or merge into any other Person or sell its properties and assets as, or substantially as, an entirety.

ARTICLE VIII

Seller Indemnities

          The Seller agrees (a) to pay or reimburse the Purchaser for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any of the other Fundamental Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Purchaser, (b) to pay, indemnify and hold the Purchaser harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any other Fundamental Document and (c) to pay, indemnify and hold the Purchaser harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of, relating to or resulting from any of the following (collectively, the “Purchaser Indemnified Liabilities”):

     (i)      the sale of any Transferred Media Asset that is designated by the Seller in a Transfer Notice as a Transferred Media Asset in respect of an Eligible Title that is determined to have not been an Eligible Title at the relevant Transfer Date;

(ii) the transfer by the Seller of any interest in any Transferred Media Asset to any Person other than the Purchaser;

     (iii)      the failure of any representation or warranty or statement made or deemed made by the Seller under or in connection with this Agreement or in any certificate or report delivered pursuant hereto to be true and correct in any material respect when made or deemed made;

     (iv)      any third-party claim that the exploitation of any Transferred Media Assets in accordance with the Distribution Agreements infringes upon, misappropriates or otherwise violates any patent, copyright, trademark, trade secret, right of publicity or privacy, moral right or other proprietary right of any Person, or any claim that any such furnished materials are defamatory or otherwise tortuous;

(v) the failure of the Seller to pay any expenses relating to any Transferred Title which are not Assumed Expenses;

(vi) the failure by the Seller to perform its contractual duties or obligations under this Agreement;

(vii) the failure by the Seller to comply with any applicable law, rule or regulation of any governmental authority with respect to any Transferred Media Assets; or

     (viii)      any obligation of the Seller to third parties (other than in respect of the Assumed Expenses relating to the Transferred Titles) which is set-off by such third party against Gross Receipts of Transferred Titles;

(ix) any claims arising under litigation commenced by Showtime Networks Inc., a Delaware corporation against Ventura Distribution, Inc. et al or under any litigation related thereto;

provided, that the Seller shall have no obligation hereunder to the Purchaser with respect to Purchaser Indemnified Liabilities to the extent such Purchaser Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Purchaser. The agreements in this Article VIII shall (A) survive the termination of this Agreement and the payment of all amounts payable hereunder and (B) continue with respect to any Transferred Media Assets that are the subject of a rescission pursuant to Section 2.03.

ARTICLE IX

Purchase Termination Events

          If any of the following events (each, a “Purchase Termination Event”) shall have occurred and be continuing:

           (a)      the Seller shall fail to observe or perform in any material respect any covenant or agreement applicable to it contained herein; provided, that no such failure shall constitute a Purchase Termination Event under this paragraph (a) unless such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) the date on which any officer of the Seller has knowledge of such default and (ii) the date the Seller receives written notice of such default from the Purchaser;

           (b)      any representation or warranty made or deemed made by the Seller in this Agreement or which is contained in any certificate, document or financial or other statement delivered by it pursuant to this Agreement shall prove to have been false or misleading in any material respect on or as of the date made or deemed made (other than any representation or warranty which relates to Transferred Media Assets the subject of a rescission pursuant to Section 2.03);

           (c)      (i) the Seller or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Seller or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Seller or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Seller or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Seller or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Seller or any of its Subsidiaries shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

           (d)      the Seller or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition results in such Indebtedness becoming due prior to its stated maturity; or

           (e)      Any judgment or order for the payment of money in excess of $250,000 (or the equivalent thereof in any foreign currency) shall be rendered against the Seller or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, (A) in the case of any Purchase Termination Event described in paragraph (c) (other than clause (v) thereof) above, automatically the obligation of the Purchaser to purchase Transferred Media Assets from the Seller shall thereupon automatically terminate without notice of any kind, which is hereby waived by the Seller; and (B) in the case of any other Purchase Termination Event, so long as such Purchase Termination Event shall be continuing, the Purchaser may terminate its obligation to purchase Transferred Media Assets from the Seller by written notice to the Seller.

ARTICLE X

The Seller Note

           SECTION 10.01.      Issuance of the Seller Note. On the Initial Transfer Date, the Purchaser shall issue an interest bearing promissory note substantially in the form of Exhibit F hereto (the “Seller Note”) to the Seller. The Seller Note shall be an unsecured note. The aggregate principal amount of the Seller Note at any time shall be equal to the difference between (a) the original aggregate principal amount of the issuance thereof and each addition to the principal amount of the Seller Note pursuant to the terms of Section 2.02 minus (b) the aggregate amount of all payments made in respect of the principal of the Seller Note. All payments made in respect of the Seller Note shall be allocated, first, to pay accrued and unpaid interest thereon, and second, to pay the outstanding principal amount thereof. Interest on the outstanding principal amount of the Seller Note (as such principal amount may have been increased pursuant to the following proviso) shall accrue at the LIBOR for the most recent Interest Period plus 2.0% and shall be paid on each Payment Date with respect to amounts accrued and not paid as of the last Payment Date and/or the maturity date thereof; provided, however, that accrued interest on the Seller Note which is not so paid may be added to the principal amount of the Seller Note. Principal not paid or prepaid pursuant to the terms hereof and of the other Fundamental Documents shall be payable on the maturity date of the Seller Note.

           SECTION 10.02.      Limitations on the Seller Note. Notwithstanding anything to the contrary contained herein or in any other Fundamental Document, the Purchaser shall not be permitted to make a payment in respect of Purchase Price on any Transfer Date by increasing the principal amount of the Seller Note if after giving effect thereto, (a) the aggregate principal amount of the Seller Note outstanding at any time would exceed the difference between (i) the Borrowing Base and (ii) the Outstanding Amount, or (b) the Purchaser shall be prohibited by the terms of any agreement to which it is a party from making payments of interest on or principal of the Seller Note on such Transfer Date.

           SECTION 10.03.      Limitation on Dividends. The Seller Note shall provide that the Purchaser shall not directly or indirectly pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property or a combination thereof, with respect to any ownership or equity interest or equity security in or of the Purchaser if the outstanding principal amount of the Seller Note exceeds the difference between (i) the Borrowing Base and (ii) the Outstanding Amount.

ARTICLE XI

Miscellaneous Provisions

           SECTION 11.01.      Amendment. Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in a writing signed by the Seller and the Purchaser.

           SECTION 11.02.      Protection of Title. The Seller shall execute and file such filings, including filings under the UCC and with the United States Copyright Office and the United States Patent and Trademark Office, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law to fully preserve, maintain, and protect the interests of the Purchaser in the Transferred Media Assets and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

           SECTION 11.03.      Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to the applicable party at its address given on the signature page hereto or to such other address as may be hereafter notified by the respective parties hereto.

           SECTION 11.04.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors (whether by merger, consolidation or otherwise) and assigns. The provisions of this Agreement are for the benefit of the Seller and the Purchaser and such respective successors and assigns, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Transferred Media Assets or under or in respect of this Agreement or any covenants, conditions or provisions contained herein, except as provided in the last sentence of this Section 11.04. The Seller agrees that it will not assign or transfer all or any portion of its rights or obligations hereunder without the prior written consent of the Purchaser. The Seller understands that the Purchaser will grant a security interest in the Transferred Media Assets (including the right to all revenues and proceeds of the Transferred Media Assets), and its rights under this Agreement, to secure the Obligations of the Purchaser to the Secured Parties. The Seller hereby consents to the grant of such security interest and, in connection therewith, agrees that the Collateral Agent shall be third party beneficiaries of this Agreement.

           SECTION 11.05.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Seller herein and/or in the appendices, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Fundamental Document shall be considered to have been relied upon by the Purchaser and shall survive the transfers of the Transferred Media Assets to the Purchaser hereunder, regardless of any investigation made by the Purchaser or any party providing financing to the Purchaser or on their behalf, and shall continue in full force and effect so long as this Agreement and the other Fundamental Documents have not been terminated.

           SECTION 11.06.      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

           SECTION 11.07.      Entire Agreement. This Agreement and the other Fundamental Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Fundamental Documents.

           SECTION 11.08.      Waivers of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FUNDAMENTAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

           SECTION 11.09.      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

           SECTION 11.10.      Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

           SECTION 11.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

           SECTION 11.12.      Jurisdiction; Consent to Service of Process. (a) Each of the Seller and the Purchaser hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Fundamental Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b)      Each of the Seller and the Purchaser hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Fundamental Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

           SECTION 11.13.      No Bankruptcy Petition. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause the Purchaser to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Purchaser under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of the property of the Purchaser, or ordering the winding up or liquidation of the affairs of the Purchaser.

           SECTION 11.14.      Termination. Except as otherwise provided herein, this Agreement shall terminate on the earlier of (i) written agreement of the Seller and the Purchaser and (ii) the Revolving Commitment Termination Date.

[SIGNATURES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST LOOK SPV LLC

By: /s/ William Lischak
Name: William Lischak
Title: CEO

8000 Sunset Blvd.
Suite B310, West Penthouse
Los Angeles, CA 90046
Attn: William Lischak
Tel: (323) 337-1024
Fax: (323) 337-1061

FIRST LOOK STUDIOS, INC.

By: /s/ Henry Winterstern
Name: Winterstern
Title: CEO

8000 Sunset Blvd.
Suite B310, East Penthouse
Los Angeles, CA 90046
Attn: William Lischak
Tel: (323) 337-1024
Fax: (323) 337-1061